Exhibit 5.1

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

August 9, 2024

To:	Porch Group, Inc.

411 1st Avenue S., Suite 501

Seattle, Washington 98104

Re:	Porch Group, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Porch Group, Inc., a Delaware corporation (the “Company”), in connection with providing an opinion with respect to the issuance of 18,312,208 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to Homeowners of America Insurance Company (“Homeowners”). The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) to register the Shares for resale from time to time.

In rendering this opinion, we have examined and relied upon copies of the following documents: (i) resolutions of the Board of Directors of the Company (the “Board”) authorizing the issuance of 4,500,000 of the Shares, certified in the Officer’s Certificate (as defined below) as having been duly adopted by the Board on June 25, 2024; (ii) resolutions of the Board authorizing the issuance of the remaining 13,812,208 Shares, certified in the Officer’s Certificate as having been duly adopted at a meeting of the Board on July 12, 2024; (iii) that certain Contribution Agreement entered into by and between the Company and Homeowners, dated as of June 26, 2024 (the “First Contribution Agreement”); (iv) that certain Contribution Agreement entered into by and between the Company and Homeowners, dated as of July 31, 2024 (the “Second Contribution Agreement,” and together with the First Contribution Agreement, the “Contribution Agreements”); (v) the Bylaws of the Company, certified in the Officer’s Certificate as being currently in effect; (vi) the original certificate of incorporation of the Company, filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on July 31, 2019; (vii) the Third Amended and Restated Certificate of Incorporation of the Company filed with the State Office on June 9, 2022, as amended by the Amendment thereto dated January 3, 2024; (viii) a certification of good standing of the Company obtained as of a recent date from the State Office; and (ix) a certificate of an officer provided by the Company (the “Officer’s Certificate”). In such examinations, we have assumed the genuineness of all

Porch Group, Inc.

August 9, 2024

signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents.

We have not reviewed any other documents in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. We are not regular counsel to the Company and we are not generally informed as to the Company’s business or legal affairs. We express no opinion with respect to any provision of any document referred to or incorporated by reference in any document reviewed by us, including any exhibit, annex, schedule or other attachment thereto, to the extent such document was not included in the documents in the form provided to us. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws, including the Delaware Securities Act, 6 Del. C. § 7301 et seq., which applies to the sale of securities in the State of Delaware. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Company. As to any facts relevant to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents, and the truth, accuracy and completeness, as of the date hereof, of the matters and statements therein contained.

We have assumed for purposes of this opinion: (a) the due organization of the Company under the laws of the State of Delaware; (b) that Homeowners performed its obligations under the Contribution Agreements; and (c) that the documents reviewed by us remain in full force and effect, set forth the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified.

Based on and subject to the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, and limited in all respects to matters of Delaware law, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable under Delaware law.

Our opinions above are subject to the qualification that the matters referenced therein may be limited by (i) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, liquidation, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (ii) application of equitable principles (regardless of whether considered in a proceeding in equity or at law); (iii) considerations of public policy; and (iv) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of the remedies of specific performance or injunctive relief.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. The opinions herein expressed are intended solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Porch Group, Inc.

August 9, 2024

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any related supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Morris, Nichols, Arsht & Tunnell LLP